Exhibit T3A.17

MC-281095
Certificate of Incorporation on Change of Name
I DO HEREBY CERTIFY that
Vantage Drilling Gabon
having by Special resolution dated 9th day of December Two Thousand Thirteen changed its name, is now incorporated under name of
Vantage Drilling Africa
Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of December Two Thousand Thirteen
An Authorised Officer, Registry of Companies, Cayman Islands.
Authorisation Code : 298979871787 www.verify.gov.ky
10 December 2013